EXHIBIT 99.1

HARTMAN COMMERCIAL PROPERTIES REIT
ANNOUNCES THIRD QUARTER 2004 EARNINGS

Houston, Texas – November 5, 2004:

Hartman Commercial Properties REIT (the “Company”) today announced the results of its third quarter of 2004, ending September 30, 2004. The Company is a Houston, Texas based real estate investment trust with 34 income-producing properties, including holdings in the retail, office and industrial/warehouse segments of the commercial property industry. The Company was formed in 1998 through the consolidation of numerous private limited partnerships sponsored by Hartman Management, L.P. For more information on the Company, please contact Hartman’s headquarters at (713) 467-2222 or (800) 880-2212.

On July 28, 2004, the Company changed its state of organization from Texas to Maryland pursuant to a merger into a Maryland real estate investment trust formed by the Company for the sole purpose of this reorganization. In conjunction with this reorganization, each outstanding common share of beneficial interest was converted into 1.42857 common shares of beneficial interest of the surviving Maryland entity. The financial information provided in this announcement reflects adjustments for this recapitalization.

•	Net income was $797,296 for the third quarter of 2004, as compared with $770,696 in the third quarter of 2003. This represents $.114 per common share for the third quarter of 2004 as compared with $.110 per common share for the third quarter of 2003.

•	Revenues for the third quarter of 2004 were $5,922,856, as compared with $5,034,083 for the third quarter of 2003. This represents a 17.7% increase when comparing the third quarter of 2004 to the same period in 2003.

•	Occupancy for the overall portfolio was reported at 87.0% for the third quarter of 2004 as compared with 88.6% for the third quarter of 2003.

•	The Board of Trust Managers of the Company declared a dividend of $.175 per common share for the third quarter of 2004, the same as for the third quarter of 2003. This dividend represents a distribution of $.70 per share on an annualized basis. The dividend will be paid in three equal installments beginning in October 2004.

Hartman Management
1450 West Sam Houston Parkway North, Suite 100
Houston, Texas 77043-3124
(713) 467-2222
Fax (713) 973-8912

The Company was able to maintain its $.175 dividend this quarter because expenses were lower than usual. Third quarter occupancy continued to show the effects of last year’s downturn in the Houston economy. Management expects to increase the occupancy in the coming year and anticipates an increase in dividends as the occupancy begins to climb.

The Company also announced the approval of a dividend reinvestment plan, pursuant to which shareholders may have the dividends they receive from the Company reinvested in the Company’s common shares. This plan pertains to shareholders of the Company only, and does not apply to owners of operating partnership units or Hartman Management’s privately sponsored programs.

Our overriding objectives continue to be minimization of risk, increase of cash flows and consistent appreciation of assets. We are pleased with the performance of Hartman Commercial Properties REIT, and we are gratified by your support and confidence.

We welcome any comments and suggestions you might have.

Sincerely yours,

Allen R. Hartman

P.S. Please send us your email address if you have not already done so. Simply email us at investorrelations@hartmanmgmt.com. Thank you.

Statements about the Company’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. Such factors are discussed in the “Risk Factors” section of our Registration Statement on Form S-11, which was filed with the Securities and Exchange Commission on December 31, 2003 and subsequently amended. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of changed assumptions, new information, future events or otherwise.